Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Delivers Record Third Quarter Revenue of $36.8M, up 80%

North America Third Quarter 2020 Revenue Grows 60% to $26.9 Million up from $16.8 Million

Distribution Expansion and Robust Demand for Portfolio Continues to Drive Momentum

Boca Raton, FL (November 12, 2020) – (Nasdaq: CELH) Celsius Holdings Inc., maker of the leading global fitness drink, CELSIUS®, today reported financial results for the three and nine month periods ended September 30, 2020.

2020 Third Quarter Highlights:

●	Revenue of $36.8 million, up 80% from $20.4 million in the year ago quarter.

‒	North American revenue increased 60% to $26.9 million, up from $16.8 million in the year ago quarter

■	Driven by continued strong double-digit growth in traditional channels of trade and expansion with world class retail and distribution partners as well as 111% growth in ecommerce sales, off-set by softness in sales from the Fitness channel (down 23% from the prior year) affected by the health crisis and the related adverse impact to the macro-economic environment

‒	International revenue increased 172% to $10.0 million, from $3.7 million in the year ago quarter

■	Nordic revenues increased by 182% to $9.5 million due to consolidation of results from the acquisition of our Nordic partner in October of 2019

■	Revenues from other International markets totaled $420,000 which included royalty revenues from China of $192,000 and $228,000 from all other international markets (e.g., Malaysia, Hong Kong, Australia, Caribbean, etc.)

●	Gross profit of $17.5 million, up 103% from $8.6 million in the year ago quarter

○	Gross profit margins total 47.6% (53.7% excluding outbound freight) of revenues

●	Net Profit to common stockholders of approximately $4.8 million compared to $960,000 in the year ago quarter

●	Non-GAAP Adjusted EBITDA* excluding one-time charges totaled a profit of approximately $6.9 million compared to a $2.6 million in the year ago quarter

2020 Year-to-Date Highlights:

●	Revenue of $95.1 million, up 86.3% from $51.0 million in the 2019 period

‒	North American revenue increased 57.4% to $67.1 million, up from $42.6 million in the 2019 period

■	Driven by continued strong double-digit growth in traditional channels of trade and expansion with world class retail and distribution partners as well as a 141% growth in ecommerce sales, off-set by softness in sales from the Fitness channel (down 17% from the prior year) affected by the health crisis and the related adverse impact to the macro-economic environment

‒	International revenue increased 232% to $28.0 million, from $8.4 million in the 2019 period

■	Nordic revenues increased by 251% to $26.8 million due to consolidation of revenues from the acquisition of our Nordic partner in October of 2019

■	Revenues from other International markets totaled $1.2 million which included royalty revenues from China of $569,000 and $609,000 from all other international markets (e.g., Malaysia, Hong Kong, Australia, Caribbean, etc.)

●	Gross profit of $43.6 million, up 105% from $21.2 million in the 2019 period

○	Gross profit margins total 45.8% (52.6% excluding outbound freight) of revenues

●	Net Profit to common stockholders of approximately $6.9 million compared to a net income to common stockholders of $11.1 million in the 2019 period, inclusive of a $12.1 million net gain recognized for the establishment of a note receivable related to the business model change in China in 2019

●	Non-GAAP Adjusted EBITDA* excluding one-time charges totaled a profit of approximately $12.2 million compared to $3.4 million in the 2019 period

*	The Company reports financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believes that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide additional insights into operating performance.

Other Highlights:

●	Trend forward functional energy brand has gained momentum as CELSIUS® is growing faster than the category:

○	Reported 44% growth, year to date (Last 52 Weeks Ending 10.04.2020, SHELF STABLE FUNCTIONAL BEVERAGE, SPINSscan Conventional Markets: TOTAL US – CONVENIENCE)

○	Reported 63% growth, year to date (Last 52 Weeks Ending 10.04.2020, SHELF STABLE FUNCTIONAL BEVERAGE, SPINSscan Conventional Markets: Total U.S. -– MULO+Convenience+Natural Channels)

●	CELSIUS® distribution in the United States exceeds 79,000 retail locations nationally

●	Secured additional distribution agreements with partners in the Anheuser-Busch InBev, PepsiCo, Keurig Dr. Pepper and MillerCoors networks, further expanding availability to new regions as Celsius builds out its national distribution network which now includes over 147 regional direct store delivery (DSD) partners

●	Transitioned Target & 7-Eleven over from wholesale to Big Geyser in NYC and sales volumes have more than doubled. Additional 1,200 Target stores were transitioned to DSD through September and October of 2020 with additional planned regions to transition to DSD through 2020 as well as select CVS regions

●	Issuance of common stock pursuant to private placement. On August 25, 2020 the Company issued 1,437,909 shares of its common stock and obtained approximately $22,000,000 of cash as part of a private placement.

Subsequent to Quarter End:

●	Exclusive launch of Kiwi-Guava-Lime flavored, On-The-Go Powdered Sticks at 2,750 Walmart locations. In addition, the company expanded their Stevia line through Kroger at 1,100 locations nationwide

●	On October 30, 2020, the Company remitted approximately $10 million as payment in-full of the bonds that were issued in connection with the October 2019 acquisition of Func Food. As a result, our Balance Sheet is now debt free.

“During the third quarter, Celsius continued to position the company for outpaced revenue growth through the build out of our national DSD distribution platform, new national retail accounts and first mover marketing initiatives. Despite the material closure of locations in both our vending and health and fitness channels, which cumulatively represented approximately 23% of North American revenue in our 2019 third quarter, North American revenue growth accelerated 27%, from the 47% revenue growth recognized in the third quarter of 2019, to over 60% in the current quarter,” said John Fieldly, President and Chief Executive Officer.

“Operationally, third-quarter results were an all-time record for the company, including record revenue both in North America and in the Nordics, gross profit, gross margins, operating income and cash flow from operations. Moving through the fourth quarter and into 2021, the company expects a continuation of the accelerated DSD transition with our retail partners, further expansion into the underpenetrated convenience channel and new innovative flavors across expanded geographic markets.”

Third Quarter Ended September 30, 2020 Compared to Third Quarter Ended September 30, 2019

Revenue

For the three months ended September 30, 2020, revenue was approximately $36.8 million, an increase of $16.4 million or 80.4% from $20.4 million for the same quarter of 2019. The revenue increase of 80.4% was attributable to continued strong growth of 60.4% in North American revenues, reflecting double digit growth from existing accounts, new distribution and expanded distribution to major retailers. European revenue for the three months ended September 30, 2020 was $9.5 million, an increase of 182.3% from 2019 quarter revenue of $3.4 million. The 2020 results now reflect the full financial impact of consolidation of the results of operations of Func Food Group, Oyj (“Func Food”), our European distribution partner whom we acquired in October 2019. Asian revenues (which primarily consist of royalty revenues from our China licensee) for the three months ended September 30, 2020 amounted to $274,532 an increase of 40.8% from $194,982 in the 2019 quarter. Other international markets generated $145,415 of revenue during the third quarter of 2020, an increase of $57,015 when compared to $88,400 for the same quarter in the prior year. The total increase in revenue from the 2019 quarter to the 2020 quarter was primarily attributable to increases in sales volume, as opposed to increases in product pricing.

The following table sets forth the amount of revenues by segment and changes therein for the three months ended September 30, 2020 and 2019:

	Three months ended September 30,
Revenue Source	2020	2019	Change

Total Revenue	$36,839,150	$20,423,848	80.4%

North American Revenue	$26,891,527	$16,765,598	60.4%

European Revenue	$9,527,676	$3,374,868	182.3%

Asian Revenue	$274,532	$194,982	40.8%

Other	$145,415	$88,400	64.5%

Gross profit

For the three months ended September 30, 2020, gross profit increased by approximately $8.9 million or 103.4% to $17.5 million, from $8.6 million for the same quarter in 2019. Gross profit margins for the three months ended September 30, 2020, were 47.6%, which compared favorably to 42.2% for the same quarter in 2019. The increase in gross profit is mainly related to increase in sales volume from the 2019 quarter to the 2020 quarter, as opposed to increases in product pricing.

Sales and marketing expenses

Sales and marketing expenses for the three months ended September 30, 2020 were approximately $8.3 million, an increase of approximately $3.3 million or 67.9% from approximately $4.9 million in the 2019 quarter. This increase reflects the impact of the consolidation of the operating results of Func Food following its October 2019 acquisition by the Company, which resulted in an increase in our marketing investments of 88.3% or $1.7 million from the 2019 quarter to the 2020 quarter. Similarly, all other sales and marketing expenses give effect to increases related to the consolidation of Func Food’s operations. Specifically, employee costs, which also includes investments in human resources to properly service our markets, increased to $2.3 million or 70.9% from the 2019 quarter to the 2020 quarter. Moreover, due to the increase in business volume from the 2019 quarter to the 2020 quarter, our support to distributors and investments in trade activities, our storage and distribution costs increased by $705,000 from the 2019 quarter to the 2020 quarter.

General and administrative expenses

General and administrative expenses for the three months ended September 30, 2020 were approximately $4.6 million, an increase of approximately $2.4 million or 107.7%, from $2.2 million for the three months ended September 30, 2019. This increase similarly reflects the impact of the consolidation of Func Food’s operations which were not present in the results for the 2019 quarter. As such, administrative expenses for the three months ended September 30, 2020 were $1.3 million, an increase of $865,700 or 181.9% from $475,797 for the prior year’s quarter. Employee costs for the three months ended September 30, 2020, reflected an increase of $360,307 or 63.0%, not only attributable to the consolidation of Func Food’s operations, but also reflecting additional investments in resources in order to properly support our higher business volume. All other increases for general and administrative expenses from the 2019 quarter to the 2020 quarter were approximately $1.1 million. These increases mostly resulted from higher stock option expense of $1.2 million and, additional depreciation and amortization of $15,000 which were partially offset by net decreases in all other administrative expense of $121,744.

Other income/(expense)

Total net other income for the three months ended on September 30, 2020 was $45,300, which compares favorably to other expenses of $543,000 for the same period in the prior year. The 2020 quarter results reflect a total favorable impact of $588,300 which includes $155,000 of lower amortization expenses, $143,000 gain related to foreign currency fluctuations, $407,600 gain on note receivable from China and net other miscellaneous expenses of $62,800 which were partially offset by higher net interest expenses of $54,500.

Net Income/(Loss)

As a result of the above, for the three months ended September 30, 2020, net income was $4.8 million or $0.07 per share based on a weighted average of 70,473,351 shares outstanding and dilutive earnings per share of $0.06 based on a fully-dilutive weighted average of 74,848,239 shares outstanding, which includes the dilutive impact of outstanding stock options to purchase 4,374,888 shares. In comparison, for the three months ended September 30, 2019, the Company had net income of approximately $961,042 or a $0.02 per share, based on a weighted average of 59,307,404 shares outstanding and a dilutive earnings per share of $0.03 based on a fully-dilutive weighted average of 62,532,510 shares outstanding.

Nine months ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

Revenue

For the nine months ended September 30, 2020, revenue was approximately $95.1 million, an increase of $44.1 million or 86.3% from $51.0 million for the same period in 2019. The revenue increase of was attributable in large part to continued strong growth of 57.4% in North American revenues, reflecting double digit growth in both existing accounts, new distribution and expanded distribution to major retailers. European revenue was $26.8 million for the nine-months ended September 30, 2020, an increase of 251.0%, from to $7.6 million in revenue for the 2019 period. The 2020 results now reflect the full financial impact of the consolidation of the results of operations of Func Food. Asian revenues (which primarily consist of royalty revenues from our China licensee) for the nine months ended September 30, 2020 were $868,915 an increase of 38.1% from $629,028 for the 2019 period. Other international markets generated $308,706 of revenue during the nine months ended September 30, 2020 an increase of $149,586 from $159,120 for the same period in 2019. The total increase in revenue from the 2019 period to the 2020 period was primarily attributable to increases in sales volume, as opposed to increases in product pricing.

The following table sets forth the amount of revenues by category and changes therein for the nine months ended September 30, 2020 and 2019:

	Nine months Ended September 30,
Revenue Source	2020	2019	Change

Total Revenue	$95,061,265	$51,031,426	86.3%

North American Revenue	$67,083,888	$42,607,433	57.4%

European Revenue	$26,799,756	$7,635,845	251.0%

Asian Revenue	$868,915	$629,028	38.1%

Other Revenue	$308,706	$159,120	94.0%

Gross profit

For the nine months ended September 30, 2020, gross profit increased by approximately $22.3 million or 105.3% to $43.5 million, from $21.2 million for the same period in 2019. Gross profit margins increased to 45.8% for the nine months ended September 30, 2020 from 41.6% for the same period in 2019. The increase in gross profit dollars and gross profit margins is mainly related to increases in volume, as opposed to increases in product pricing.

Sales and marketing expenses

Sales and marketing expenses for the nine months ended September 30, 2020 were approximately $23.6 million, an increase of approximately $9.5 million or 67.8% from approximately $14.1 million for the same period in 2019. This increase reflects the impact of the consolidation of the operating results of Func Food following its October 2019 acquisition by the Company. As a result, our marketing investments increased by 77.4% or $4.2 million from the 2019 period to the 2020 period. Similarly, all other sales and marketing expenses give effect to increases related to the consolidation of Func Food’s operations. Specifically, employee costs for the 2020 period, which also includes investments in human resources to properly service our markets, increased by $3.6 million or 87.9% from the 2019 period. Moreover, due to the increase in business volume, our support to distributors, investments in trade activities and storage and distribution costs increased by $1.7 million from the 2019 period to the 2020 period.

General and administrative expenses

General and administrative expenses for the nine months ended September 30, 2020 were approximately $12.5 million, an increase of $5.3 million or 71.9%, from $7.2 million for the nine months ended September 30, 2019. This increase similarly reflects the impact of the consolidation of Func Food’s operations which were not present in the results for the 2019 period. As such, administrative expenses reflected an increase of $2.6 million, which included an increase of $221,000 in our bad debt reserve, to cover potential collectability risks associated with the COVID-19 pandemic. Employee costs for the nine months ended September 30, 2020, reflect an increase of $1.1 million or 58.9%, not only attributable to the consolidation of Func Food’s operations, but also additional investments in resources in order to properly support our higher business volume. All other increases for general and administrative expenses from the 2019 period to the 2020 period were $1.4 million. These increases mostly resulted from higher stock option expense of $1.3 million, depreciation and amortization of $34,000 and net increases in all other administrative expenses of $59,000.

Other Income/(expense)

Total net other expense for the nine months ended on September 30, 2020 was $590,000, which reflects a variance of $11.9 million when compared to net total other income of $11.3 million for the same period in the prior year. The variance of $11.9 million is mainly related to the recognition of a gain of $12.1 million pertaining to a note receivable from our Chinese licensee. The note receivable is the part of an agreement executed with our China distributor, related to the restructuring of our business relationship to a royalty-based model, which requires the repayment, over a five-year period, pursuant to an unsecured, interest-bearing note, of the investment the Company made in the China market during 2017 and 2018.

Net Income

As a result of all of the above, for the nine months ended September 30, 2020, the Company had a net income of $6.9 million or $0.10 per share based on a weighted average of 70,184,071 shares outstanding and $0.09 per share based on a weighted average of 73,524,209 shares outstanding, which includes the dilutive impact of outstanding stock options to purchase 3,340,138 shares. In comparison, for the nine months ended September 30, 2019 there was net income of $11.1 million or $0.19 per share based on a weighted average of 58,023,685 shares outstanding, and after adding back interest expense on convertible notes of $348,493 and the amortization on discount on notes payable of $707,286, a diluted net income of $12.2 million or $0.20 per share based on a weighted average of 62,050,032 shares outstanding, which includes the dilutive impact of the stock options of 1,223,700 shares and the dilutive effect of the convertible notes of 2,802,647 shares.

Liquidity and Capital Resources

As of September 30, 2020, and December 31, 2019, we had cash of approximately $52.2 million and $23.1 million, respectively, and working capital of approximately $62.2 million and $24.8 million, respectively. Cash provided in operations during the nine months ended September 30, 2020 was approximately $3.8 million and cash used in operations was approximately $966,000 for the nine-month period ended September 30, 2019, mainly reflecting investments in inventory, pre-payments and deposits and increase in accounts receivable.

Conference Call

Management will host a conference call today, Thursday, November 12, 2020 at 10:00 a.m. ET to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

Participant Dial-In Numbers:

Toll Free: 877-709-8150

Toll/International: 201-689-8354

The conference may also be accessed by going to:
https://hd.choruscall.com/InComm/?callme=true&passcode=13668240&h=true&info=company&r=true&B=6 for the live audio webcast of the call, which will subsequently be available for replay.

Disclosures can be found on the Company's online disclosure portal at: https://www.celsiusholdingsinc.com/sec-filings/.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its master brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® BCAA +Energy, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, Walmart, GNC, Vitamin Shoppe, 7-Eleven, Dick's Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, please visit http://www.celsiusholdingsinc.com

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

-- Tables Follow --

Celsius Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30, 2020 (Unaudited)	December 31, 2019 (1)
ASSETS

Current assets:
Cash	$52,158,098	$23,090,682
Accounts receivable-net (note 2)	16,561,371	7,774,618
Note receivable-current (note 6)	1,810,773	1,181,116
Inventories-net (note 4)	15,679,192	15,292,349
Prepaid expenses and other current assets (note 5)	4,731,887	4,170,136
Total current assets	90,941,321	51,508,901

Notes Receivable (note 6)	9,053,866	10,630,040
Property and equipment-net (note 8)	467,380	132,889
Right of use assets	415,595	809,466
Long term security deposits	60,875	104,134
Intangibles (note 9)	16,740,838	17,173,000
Goodwill (note 9)	10,419,321	10,023,806
Total Assets	$128,099,196	$90,382,236

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses (note 11)	$18,117,611	$17,292,647
Lease liability obligation (note 7)	397,931	649,074
Bonds payable-net (note 13)	9,540,007	8,634,279
Other current liabilities (note 12)	716,678	107,399
Total current liabilities	28,772,227	26,683,399

Long-term liabilities:
Lease liability obligation (note 7)	124,978	239,848
Total Liabilities	28,897,205	26,923,247

Commitments and contingences (note 17)

Stockholders’ Equity:
Common stock, $0.001 par value; 100,000,000 shares authorized, 71,651,556 and 68,941,311 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively (note 15)	71,652	68,942
Additional paid-in capital	156,548,446	127,552,998
Accumulated other comprehensive loss	(866,664)	(753,520)
Accumulated deficit	(56,551,443)	(63,409,431)
Total Stockholders’ Equity	99,201,991	63,458,989
Total Liabilities and Stockholders’ Equity	$128,099,196	$90,382,236

(1)	Derived from Audited Consolidated Financial Statements

Celsius Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Revenue (note 3)	$36,839,149	$20,423,847	$95,061,265	$51,031,426
Cost of revenue (note 2)	19,305,416	11,801,478	51,512,534	29,821,968
Gross profit	17,533,733	8,622,369	43,548,731	21,209,458

Selling and marketing expenses	8,267,996	4,923,968	23,640,914	14,086,910
General and administrative expenses	4,557,438	2,194,530	12,460,009	7,249,378
Total operating expenses	12,825,434	7,118,498	36,100,923	21,336,288

Income/(loss) from operations	4,708,299	1,503,871	7,447,808	(126,830)

Other Income (Expense):
Interest income on note receivable (note 6)	78,690	96,300	268,709	288,070
Interest on notes	-	(105,385)	-	(348,493)
Interest expense on bonds	(144,021)	-	(391,458)
Interest on other obligations	(3,419)	(3,393)	(13,400)	(12,041)
Amortization of discount on notes payable	-	(528,463)	-	(707,285)
Amortization of discount on bonds payable	(178,649)	-	(506,100)	-
Amortization of intangibles	(145,277)	-	(429,307)	-
Amortization of financial leases	(49,713)	-	(289,277)	-
Other miscellaneous income/(expense)	(62,817)	-	(27,614)	-
Gain on lease cancellations	-	-	152,112	-
Realized foreign exchange gain/(loss)	142,917	-	262,022	-
Gain/(loss) on investment repayment-China (Note Receivable Note 6)	407,593	(1,888)	384,493	12,050,921
Total other income (expense)	45,304	(542,829)	(589,820)	11,271,172

Net Income	$4,753,603	$961,042	$6,857,988	$11,144,342

Other comprehensive income/(loss):
Unrealized foreign currency translation income/(losses).	110,027	(55,303)	(113,144)	(71,793)
Comprehensive Income	$4,863,630	$905,739	$6,744,844	$11,072,549

Income per share:
Basic	$0.07	$0.02	$0.10	$0.19
Diluted	$0.06	$0.03	$0.09	$0.20
Weighted average shares outstanding:
Basic	70,473,351	59,307,404	70,184,071	58,023,685
Diluted [1]	74,848,239	62,532,510	73,524,209	62,050,032

Celsius Holdings, Inc.

Reconciliation of Non-GAAP Financial Measure

	Three months ended Sept 30,		Nine months ended Sept 30,
	2020	2019	2020	2019
Net income (loss) available to common stockholders (GAAP measure)	$4,753,603	$961,043	$6,857,988	$11,144,342
Add back:
Depreciation and Amortization Expense	405,468	549,320	1,306,864	767,616
Net interest expense	68,750	12,478	136,149	72,464
Stock-based compensation	2,143,700	900,000	4,718,699	3,354,295
Other Non-Operational (Gains)/Losses-Net	(80,100)	-	(386,520)	-
(Gain)/Loss on Note Receivable	(407,593)	1,888	(384,493)	(12,050,921)
Non-GAAP Adjusted EBITDA	$6,883,828	$2,424,729	$12,248,687	$3,287,796
Non-recurring one-time charges:
Acquisition Costs	-	144,763	-	144,763
Total non-recurring one-time charges	-	144,763	-	144,763
Non-GAAP Adjusted EBITDA excluding one-time charges	$6,883,828	$2,569,492	$12,248,687	$3,432,559

*	The Company reports financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believe that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.